Exhibit 10.40

STOCK PURCHASE AGREEMENT

by and among

MEDICALOGIC/MEDSCAPE, INC.,

MEDSCAPE ENTERPRISES, INC.

and

TEM HOLDINGS, LLC

Dated as of July 31, 2001

INDEX TO EXHIBITS AND SCHEDULES

Schedule	Description

2.01(c)	Subsidiaries
2.07	Absence of Certain Events
2.07(A)	Affiliates of Parent and Seller
2.10	Real Property
2.11	Intellectual Property
2.12	Status of Contracts
2.15	Customers
2.16	Litigation
2.17	Tax Matters
2.18	Permits
2.19	Labor Matters
2.20	Insurance
2.21	Employee Benefit Plans
2.23	Related Party Transactions
2.24	Bank Accounts

Exhibit	Description

6.01(i)	Escrow Agreement
6.01(j)	Transition Services Agreement
6.01(k)	Opinion of Stoel Rives LLP

INDEX TO DEFINED TERMS

THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY
AND DOES NOT CONSTITUTE A PART OF THE AGREEMENT

Term	Reference

“Affiliate”	2.07
“Ancillary Agreements”	2.02(a)
“Balance Sheet”	2.05
“Balance Sheet Date”	2.05
“Claims”	7.05
“Closing”	1.03
“Closing Date”	1.03
“Code”	2.13(d)
“Company”	Recitals
“Company Common Stock”	Recitals
“Contracts”	2.11
“Damages”	7.03
“Employee Benefit Plans”	2.17
“Expenses”	9.02(a)
“Financial Statements”	2.05
“GAAP”	2.05
“Intellectual Property Rights”	2.10
“Liens”	2.01(g)
“Marks”	5.06(a)
“Material Adverse Effect”	2.07
“Non-Solicitation Agreement”	8.02
“Parent”	Recitals
“Permitted Cash Distribution”	5.01(d)
“Permitted Liens”	2.09
“Person”	2.11(c)
“Purchase Price”	1.01(b)
“Purchaser”	Recitals
“Related Party”	2.18
“Returns”	2.13(a)
“Seller”	Recitals
“Shares”	Recitals
“Subsidiary”	2.01(h)
“Taxes”	2.13(a)
“Taxing Authorities”	2.13(a)
“Third Party Claims”	7.05(a)(A)

STOCK PURCHASE AGREEMENT

             STOCK PURCHASE AGREEMENT dated as of July 31, 2001 by and among MEDICALOGIC/MEDSCAPE, INC., an Oregon corporation (the “Parent”), MEDSCAPE ENTERPRISES, INC., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Seller”), and TEM Holdings, LLC, a Delaware limited liability company (the “Purchaser”).

W I T N E S S E T H:

             WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of Total eMed, Inc., a Delaware corporation (the “Company”), consisting of 100 shares of Common Stock, par value $.01 per share (“Company Common Stock”); and

             WHEREAS, on the terms and subject to the conditions hereinafter set forth, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all 100 issued and outstanding shares of Company Common Stock (the “Shares”);

             NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
SALE AND TRANSFER OF SHARES; PURCHASE PRICE;
CLOSING; PURCHASE PRICE ADJUSTMENT

             Section 1.01     Sale and Transfer of Shares; Purchase Price.

                           (a)         In reliance upon the representations and warranties contained herein, and subject to the terms and conditions set forth herein, the Seller shall sell and transfer to the Purchaser, and the Purchaser shall purchase from the Seller, on the Closing Date (as hereinafter defined), all of the Shares.

                           (b)        The purchase price for the Shares (the “Purchase Price”) shall be $60,000 per Share, or $6,000,000 in the aggregate.

                           (c)         The portion of the Purchase Price to be put into escrow (the “Escrow Amount”) shall be $1,000,000.

                           (d)        “Closing Debt” means the aggregate outstanding indebtedness for borrowed money (including any intercompany receivables owed by the Company or the Subsidiaries (as hereafter defined) to the Seller, Parent or any of their affiliates) and the deferred purchase price of property of the Company and the Subsidiaries as of immediately prior to the Closing (but not including any capital leases or other deferred purchase price of property set forth on Schedule 2.12 hereto), including all principal, interest, prepayment fees and other amounts required to be paid in order to discharge fully all such amounts at Closing.

                           (e)         At least two days prior to the Closing, the Seller shall furnish to the Purchaser (i) wire transfer instructions for the Purchase Price (less the Escrow Amount), (ii) wire transfer instructions from the Escrow Agent for the Escrow Amount and (iii) evidence satisfactory to the Purchaser of payment or release of all Closing Debt, including, in the case of intercompany debt from the Seller, Parent or an affiliate, evidence of the contribution to capital of the Company of all such amounts.

             Section 1.02     Delivery of Shares and Payment of Purchase Price.

                           (a)         On the Closing Date, against delivery of the Purchase Price, the Seller shall deliver to the Purchaser one or more certificates in definitive form, registered in the name of the Purchaser, evidencing the Shares being purchased by the Purchaser hereunder, duly endorsed for transfer or accompanied by a stock transfer power duly endorsed in blank.

                           (b)        On the Closing Date, against delivery of the certificates evidencing the Shares as aforesaid, the Purchaser shall pay, by wire transfer of immediately available funds in accordance with the wire transfer instructions referenced above, (i) the Purchase Price (less the Escrow Amount) to the Seller and (ii) the Escrow Amount to the Escrow Agent.

             Section 1.03     Closing.  The closing of the sale and transfer of the Shares pursuant to Sections 1.01 and 1.02 above (the “Closing”) shall take place at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts 02109, or at such other location as the parties mutually agree, at 10:00 (EST) on the second business day following the satisfaction or waiver of all of the conditions set forth in Article VI of this Agreement (other than those conditions that by their nature are to be satisfied at such Closing, subject to the fulfillment or waiver of such conditions at such Closing), or at such other time and on such other date as the parties mutually agree (such date and time of Closing being herein called the “Closing Date”).  The Closing shall be deemed to be effective for tax and accounting purposes as of the close of business on the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
AS TO THE COMPANY, THE SELLER AND THE SHARES

             The Parent and the Seller hereby jointly and severally represent and warrant to the Purchaser that each of the statements contained in this Article II is true and correct and will be true and correct as of the Closing Date:

             Section 2.01     Organization, Qualifications and Corporate Power; subsidiaries.

                           (a)         Each of the Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly licensed or qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction in which the failure to be so licensed or qualified has had or could reasonably be expected to have a Material Adverse Effect.  Each of the Seller and the Company has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted and as currently proposed by the Seller and the Company to be conducted.

                           (b)        The Seller has previously made available to the Purchaser or its counsel complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, each as in effect on the date hereof and which shall be in effect on the Closing Date.  The Company is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation or Bylaws.

                           (c)         Except as set forth on Schedule 2.01(c), the Company has no subsidiaries.  The entities indicated on such Schedule as subsidiaries are referred to herein as the “Subsidiaries” and each as a “Subsidiary”.  Except as set forth on Schedule 2.01(c), neither the Company nor any of the Subsidiaries directly or indirectly owns or has the right or obligation to acquire any equity interest, or any security convertible or exchangeable into any equity interest, in any other corporation, partnership, limited liability company, joint venture, trust or other business enterprise, except in the ordinary course of business and except for the interests of the Company in the Subsidiaries.  Neither the Company nor any Subsidiary is subject to any obligation or requirement to make any investment (in the form of a loan or capital contribution) in any corporation, partnership, limited liability company, joint venture, trust or other business enterprise.

                           (d)        Schedule 2.01(c) sets forth the name and jurisdiction of organization of each Subsidiary.  There are no authorized or outstanding subscriptions, warrants, options, convertible or exchangeable securities or other rights (contingent or other) to purchase or acquire any shares of any class of capital stock (or membership interests) of any of the Subsidiaries or commitments of any such Subsidiary (contingent or other) to issue any shares of capital stock or membership interests or any subscriptions, warrants, options, convertible securities or other rights in respect thereof.

                           (e)         Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate (or comparable) power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted and as currently proposed by the Company to be conducted.  Each Subsidiary is duly licensed or qualified as a foreign corporation or limited liability company to do business, and is in good standing, in each other jurisdiction in which the failure to be so licensed or qualified has had or could reasonably be expected to have a Material Adverse Effect.

                           (f)         The Seller has previously made available to the Purchaser or its counsel complete and correct copies of the Certificates or Articles of Incorporation and Bylaws (or comparable governing documents) of each of the Subsidiaries, each as in effect on the date hereof and which shall be in effect on the Closing Date.  No Subsidiary is in default in the performance, observance or fulfillment of any provision of such governing documents.

                           (g)        All of the outstanding shares of capital stock or membership interests, as applicable, of each Subsidiary are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company or by a wholly-owned Subsidiary as set forth on Schedule 2.01(c), free and clear of any liens, pledges, security interests, mortgages, charges or other encumbrances or adverse claims (“Liens”), and there are no proxies outstanding or restrictions on voting with respect to any such shares.  None of such shares or membership interests are subject to, nor were any of them issued in violation of, any preemptive rights or any right of first refusal, right of first offer or other similar right in favor of any person.

             Section 2.02     Authorization of Agreements, Etc.

                           (a)         The Seller has all requisite corporate power and authority to execute and deliver this Agreement and all related documents, certificates, instruments and agreements to be delivered at Closing or otherwise in connection with this Agreement to which it is a party (collectively, the “Ancillary Agreements”), and to perform its obligations hereunder and thereunder.

                           (b)        The execution, delivery and performance of this Agreement by the Seller and the Parent, including the sale and transfer of the Shares hereunder, and of the Ancillary Agreements to which they are a party have been duly authorized by all requisite corporate action on the part of the Seller and the Parent (including all requisite action of the Board of Directors of the Seller and of the Parent, as the sole stockholder of the Seller).  Neither the execution and delivery by the Parent and the Seller of this Agreement and the Ancillary Agreements to which they are party nor the performance by the Parent and the Seller of their respective obligations hereunder and thereunder, including the sale and transfer of the Shares hereunder, will (A) violate (i) any provision of law or any governmental regulation or order of any court or other agency of government that is applicable to the Seller, the Company or any Subsidiary, (ii) the Certificate or Articles of Incorporation or Bylaws (or equivalent governing document of each noncorporate Subsidiary) of the Seller, the Parent, the Company or any Subsidiary, or (iii) any judgment, award or decree applicable to the Seller, the Parent, the Company or any Subsidiary, or (B) cause a material default, breach or penalty under any Material Contract or under any material contract, indenture, agreement or note to which the Seller or the Parent is a party, or (D) result in the creation or imposition of any Lien upon any of the properties or assets of the Seller, the Company or any Subsidiary, or (E) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit (as hereinafter defined) of the Company or any Subsidiary.

             Section 2.03     Validity.  This Agreement has been duly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements to which the Seller is to be a party, when executed and delivered by the Seller as contemplated hereby, will constitute, the legal, valid and binding obligation of the Seller, enforceable against it in accordance with their respective terms.

             Section 2.04     Capitalization of the Company.

                           (a)         The authorized capital stock of the Company consists of 100 shares of Company Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and owned beneficially and of record by the Seller free and clear of all Liens and adverse claims.  The Seller has good and marketable title to the Shares.  Upon the delivery by the Seller of certificates evidencing the Shares, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, to the Purchaser pursuant to Section 1.02(a) above, against payment of the Purchase Price as provided in Section 1.02(b) above, the Seller will transfer good and marketable title to said Shares to the Purchaser, free and clear of any and all Liens or adverse claims.  None of the Shares are subject to, nor were any of them issued in violation of, any preemptive rights or any right of first refusal, right of first offer or other similar right in favor of any person.

                           (b)        (i) No subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company is authorized or outstanding, (ii) there is not any commitment (contingent or other) of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets, (iii) the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Subsidiary or any interest therein or to pay any dividend or make any other distribution in respect thereof and (iv) there is not any agreement (contingent or other) relating to the voting, transfer or registration under any securities laws of any shares of any class of capital stock of the Company or any Subsidiary nor any outstanding proxies with respect thereto.

             Section 2.05     Financial Statements.  The Parent and the Seller have previously delivered to the Purchaser (i) the unaudited consolidated balance sheet of the Company (the “Balance Sheet”) as of December 31, 2000 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year then ended, (ii) the audited consolidated balance sheet of the Company as of December 31, 1999 and the related audited consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year then ended, together with the report thereon of Arthur Andersen LLP, the Company’s independent certified public accountants for the year then ended, (iii) the audited consolidated balance sheet of the Company as of December 31, 1998 and the related audited consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the period from March 4, 1998 (inception) through December 31, 1998, together with the report thereon of Arthur Andersen LLP, the Company’s independent certified public accountants for the period then ended, and (iv) the unaudited consolidated balance sheet of the Company as of June 30, 2001 and the related unaudited consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the six month period then ended, certified by the principal financial officer of the Company (collectively, the “Financial Statements”).  The Financial Statements (i) were prepared in accordance with United States generally accepted accounting principals, applied on a consistent basis in accordance with the Company’s historical methods, policies, practices, estimations and judgments (“GAAP”), from the books and records of the Company and its Subsidiaries and (ii) fairly present the financial position of the Company and its Subsidiaries as of the respective dates specified therein and the results of operations, shareholders’ equity (deficit) and cash flows for the respective periods then ended (subject to, in the case of the Financial Statements referred to in (iv) above, normal, nonmaterial year-end adjustments).

             Section 2.06     Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Balance Sheet, or incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice, the Company and its Subsidiaries have no material liabilities, debts or obligations of any kind or nature whatsoever (whether fixed, absolute, accrued, contingent, secured or unsecured, known or unknown or otherwise, and whether due or to become due), including, without limitation, any tax liabilities due or to become due, or whether incurred in respect of or measured by the assets, sales, income or receipts of the Company and its Subsidiaries for any period.

             Section 2.07     Absence of Certain Changes or Events.  (a)   Since June 30, 2001, other than as shown on Schedule 2.07, the Company and each Subsidiary has operated only in the usual and ordinary course (and consistent with the provisions of Section 5.01(a)(i-v), and there has been no (i) acquisition or disposition of assets or securities, or commitment therefor by the Company or any Subsidiary, except in the ordinary course of business, (ii) liens, security interests or encumbrances placed upon any of the Company’s or any Subsidiary’s assets, except in the ordinary course of business, (iii) increase in the compensation or commission rates payable by the Company or any Subsidiary to any officer, director, employee with annual compensation of at least $70,000, (iv) except for the Permitted Cash Distribution,  dividend, distribution, redemption, recapitalization or other transaction involving the capital stock of the Company or any Subsidiary or non-cash distribution or payment to any of the Parent, the Seller or their Affiliates or (v) other event or condition which has had or could reasonably be expected to have a material adverse effect on the business as currently conducted, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”).  As used in this Agreement, “Affiliate” means the direct and indirect majority-owned subsidiaries of Parent other than the Company and the Subsidiaries, all of which are listed on Schedule 2.07(A).

             Section 2.08     Governmental Approvals.  No order, authorization, approval or consent from, or filing with, any federal or state governmental or public body, non-governmental self-regulatory or standard-setting authorities or other authority having jurisdiction over the Seller, the Company or any Subsidiary is required for the execution, delivery and performance by the Parent and/or the Seller of this Agreement or any of the Ancillary Agreements to which either the Parent or the Seller is a party, is necessary in order to ensure the legality, validity, binding effect or enforceability against the Parent or the Seller of this Agreement or any such Ancillary Agreement, or is necessary in order that the business of the Company and its Subsidiaries can be conducted following the Closing Date substantially in the same manner as heretofore conducted.

             Section 2.09     Title to Properties, Absence of Liens and Encumbrances.  The Company and each Subsidiary has good and marketable title to, or a valid leasehold or license interest in, all assets and properties used by it in connection with its business (including good and marketable title to all assets reflected on the Balance Sheet, except for accounts receivable collected in the ordinary course since the Balance Sheet Date), in each case free and clear of all Liens other than (x) liens for taxes not yet due and payable, (y) imperfections of title that do not detract from the value or impair the use of the property subject thereto and (z) materialmen’s, mechanics’, and other like liens arising in the ordinary course of business and for which related payments are not past due (the Liens described in clauses (x), (y) and (z) above being referred to herein as “Permitted Liens”).  All material assets of the Company and each Subsidiary are in good operating condition and repair, normal wear and tear excepted.  The assets and properties of the Company and each Subsidiary include all assets currently used in the conduct of their businesses and are adequate to conduct the operations of the Company and the Subsidiaries.

             Section 2.10     Real Property.  Neither the Company nor any Subsidiary owns any real property.  Schedule 2.10 sets forth each interest in real property leased by the Company or any Subsidiary, the lessor of such leased property, the annual rent payable by the Company or any Subsidiary in respect of such leased property, and each lease or any other arrangement under which such property is leased.  To the knowledge of Parent, Seller and the Company (and, for all purposes hereunder, the knowledge of the Parent, Seller and/or the Company shall include the knowledge of each of the Subsidiaries), the Company or any Subsidiary, as applicable, enjoys peaceful and quiet possession of its leased premises and is not in material default under any such leasehold, and neither the Company nor any Subsidiary has been informed that the lessor under any of the leases has taken action or threatened to terminate the lease before the expiration date specified in the lease.  There is no pending nor, to the knowledge of Parent, Seller or the Company, threatened condemnation, eminent domain or similar proceeding with respect to any real property occupied by the Company or any Subsidiary.  All real property leased by the Company or any Subsidiary is in compliance in all material respects with all building, zoning, subdivision, health, safety and other applicable foreign, federal, state and local laws and regulations.

             Section 2.11     Intellectual Property.(a)            As used herein “Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vi) domain name registrations.  As used herein “Company Intellectual Property” means Intellectual Property owned or used by the Company or any Subsidiary for the conduct of its current business.

                           (b)        Schedule 2.11 hereto contains a complete and accurate list of all Company Intellectual Property included in clauses (i) – (iii) of the definition of Intellectual Property.  Schedule 2.11 also contains a complete and accurate list of all material licenses and other rights granted by the Company or any Subsidiary to any third party with respect to any Company Intellectual Property and all material licenses and other rights granted by any third party to the Company or any Subsidiary with respect to any Company Intellectual Property (excluding “off-the-shelf” programs or products or other software licensed in the ordinary course of business) identifying the subject Intellectual Property.  To the knowledge of Parent, Seller and the Company, there is no reasonably foreseeable loss or expiration of any material Company Intellectual Property.  The Company and each Subsidiary has taken commercially reasonable and appropriate actions to maintain and protect the Company Intellectual Property.

                           (c)         To the knowledge of Parent, Seller and the Company:  (i) the Company and each Subsidiary own or possess sufficient legal rights to all Company Intellectual Property used in its business as now conducted, without any infringement of the rights of others; (ii) neither the Company nor any Subsidiary has violated or is violating or infringing any Intellectual Property of any other natural person, corporation, limited liability company, partnership, trust or other entity (each, a “Person”), (iii) no Person has violated or is violating or infringing any Company Intellectual Property and (iv) no employee of the Company or any Subsidiary is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s duties to the Company or any Subsidiary or that would conflict with any of their businesses as now conducted and as currently proposed to be conducted.

             Section 2.12     Status of Contracts.  Schedule 2.12 sets forth a complete and accurate list of all:

                           (a)         contracts with respect to which the Company or any Subsidiary has any liability or obligation involving more than $50,000, contingent or otherwise, or which may extend for a term of more than one year after the Closing;

                           (b)        material contracts under which the amount payable by the Company or any Subsidiary is calculated based on the revenue, income or similar measure of the Company, the Subsidiaries or any other Person;

                           (c)         material licenses, leases, contracts and other arrangements with respect to property of the Company or any Subsidiary, including without limitation, real estate leases, material licenses relating to Company Intellectual Property (other than as listed on Schedule 2.10 and 2.11), and material sales and supply contracts;

                           (d)        material contracts or instruments to which the Company or any Subsidiary is a party relating to the borrowing of money, the capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing;

                           (e)         material (either individually or, if related to a similar set of rights or benefits provided for under such contracts, in the aggregate) contracts of the Company or any Subsidiary with employees, officers or directors of the Company or any Subsidiary, including employment, consulting or severance agreements; material (either individually or, if related to a similar set of circumstances or conditions, in the aggregate) contracts of the Company or any Subsidiary with the Parent or any Affiliate (other than as listed on Schedule 2.23, which contracts on Schedule 2.23 shall be considered Material Contracts as defined below);

                           (f)         contracts which contain any noncompete or similar provision, including any contract that limits the geographical area in which the Company’s or any Subsidiary’s business may be conducted or the type, scope or method of business to be conducted by any of them;

                           (g)        contracts under which the Company or any Subsidiary provides transcription services;

                           (h)        collective bargaining, deferred compensation, benefit and similar plans and agreements involving the Company or any Subsidiary; and

                           (i)          other material (either individually or, if related to a similar set of circumstances or conditions, in the aggregate) contracts, instruments and commitments of the Company or any Subsidiary, other than those relating to the categories of contracts described above.

             All the foregoing, including all amendments or modifications thereto, are referred to as “Material Contracts”.  The Seller and the Parent have furnished to the Purchaser copies of all Material Contracts.  To the knowledge of Parent, Seller and the Company:  (i) each Material Contract sets forth the entire agreement and understanding between the Company and/or each Subsidiary and the other parties thereto; (ii) each Material Contract is valid, binding and in full force and effect, and (iii) there is no event which has occurred or exists, which constitutes or which, with notice, the happening of any event and/or the passage of time, would constitute a material default or breach under any such contract by the Company and/or any Subsidiary or any other party thereto, or would cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof.  The Seller and the Company have no reason to believe that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects.

             Section 2.13     Accounts Receivable.  All of the accounts receivable of the Company and each Subsidiary as of the Closing will be valid and enforceable claims, collectable and subject to no set-off or counterclaim, except to the extent of the allowance for doubtful accounts with respect to accounts receivable reflected in the June 30, 2001 balance sheet of the Company referred to in Section 2.05.  All accounts receivable of the Company and each Subsidiary are determined in accordance with GAAP and arose out of bona fide transactions in the ordinary course of business.

             Section 2.14     Warranty Claims.  There are, and since May 11, 2000 there have been, no material claims against the Company or any Subsidiary alleging any material defects in the Company’s services or products, or alleging any failure of the Company’s services or products to meet specifications.  The warranty reserve included in the Balance Sheet will be adequate to cover all warranty claims relating to services and products sold prior to the Closing.

             Section 2.15     Customers and Suppliers.  Schedule 2.15 sets forth a list of all current customers of the Company or any Subsidiary.  To the knowledge of Parent, Seller and the Company, all customers listed on Schedule 2.15 and the Company’s and the Subsidiaries’ other customers will in the aggregate continue purchasing such services from the Company and any Subsidiary.  To the knowledge of Parent, Seller or the Company, the Company’s and the Subsidiaries’ suppliers will continue to provide supplies consistently to the Company and any Subsidiary.

             Section 2.16     Litigation, Etc.  Except as listed on Schedule 2.16, no action, suit, litigation, proceeding or investigation is pending before any court, arbitrator or governmental authority or, to the Parent’s, the Seller’s or the Company’s knowledge, is threatened against or relates to the Company or any of its Subsidiaries, their respective officers or directors in their capacities as such, or any of their respective properties or businesses.

             Section 2.17     Taxes.

                           (a)         Except as set forth on Schedule 2.17 hereto, the Company, and each of its Subsidiaries have (i) duly and timely filed all returns, declarations, reports, estimates, schedules, amendments and statements (“Returns”) required to be filed by them in respect of any Taxes, all of which Returns were true and correct as filed (or as subsequently amended) and correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and its Subsidiaries as well as any Taxes required to be paid or collected by the Company and its Subsidiaries, (ii) timely paid or withheld all Taxes that are or were due and payable with respect to the Returns referred to in clause (i) whether or not shown as due on such Returns, (iii) established, consistent with past practice, an adequate reserve, if any, on their books and records for the payment of all Taxes with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date for which a Return or payment of Tax is not yet due, and (iv) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities when due all amounts required to be so withheld and paid over.

             For purposes of this Agreement, “Tax” and “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid or received, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, or custom duties or other taxes, together with any interest or any penalty, addition to tax or additional amount imposed on the Company or any of its Subsidiaries by any governmental authority responsible for the imposition of any such taxes (domestic or foreign) (“Taxing Authorities”), (ii) liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated (including without limitation by operation of Treas. Reg. § 1.1502-6), combined or unitary group, or being a party to any agreement or arrangement whereby liability for payments of such amounts was determined or taken into account with reference to the liability of any other person for any period prior to the Closing Date and (iii) liability with respect to the payment of any amounts described in (i) as a result of any express or implied obligation to indemnify any other person.

                           (b)        Except as set forth on Schedule 2.17 hereto, since May 11, 2000, and, to the knowledge of Parent, Seller and the Company, prior to May 11, 2000, no Federal, state, local or foreign Returns of the Company or any of its Subsidiaries have been audited or examined by any Taxing Authority and neither the Company nor any Subsidiary have received any written notice of any proposed audit or examination.

                           (c)         Except as set forth on Schedule 2.17 hereto, the Company and its Subsidiaries have not incurred any liabilities for Taxes other than liabilities arising in the ordinary course of business since the Balance Sheet Date.

                           (d)        Except as set forth on Schedule 2.17 hereto, the Company and each of its Subsidiaries have never (i) requested or received a Tax ruling (other than a determination with respect to a qualified employee benefit plan) or entered into a legally binding agreement (such as a closing agreement) with any Taxing Authority, which ruling or agreement could have an effect on the Taxes of the Company or any of its Subsidiaries on or after the Closing Date, (ii) been a partner in a partnership or a member of a limited liability company or any other entity treated as a partnership for federal, state or foreign income tax purposes or (iii) filed any election or caused any deemed election under Section 338 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar state or local provision.  Neither Company nor any Subsidiary (A) is liable, contractually or otherwise, for the Taxes of any other Person (other than withholding Taxes arising in the ordinary course of business and other than as arising from the consolidated federal income tax regulations and comparable state, local and foreign tax laws), (B) is a “consenting corporation” under Section 341(f) of the Code or (C) has agreed to or is required to make any adjustment under Code Section 481(a) or 263A (as a result of any examination by a taxing authority).  Each of the Seller and the Company is a “United States person” as such term is used in Section 1445 of the Code.

                           (e)         No property used by the Company or the Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (ii) none of the assets of the Company or the Subsidiaries secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; and (iii) neither the Company nor any Subsidiary is a party to the safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the Tax Equity and Fiscal Responsibility Act of 1982.

                           (f)         Except as set forth on Schedule 2.17 hereto, (i) no extensions of time have been granted to the Company or any of its Subsidiaries to file any Return, (ii) no deficiency or adjustment for any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, (iii) there have never been any, and no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are currently in progress or pending against the Company or any of its Subsidiaries with respect to any Taxes owed by the Company or any of its Subsidiaries, and (iv) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes owed by the Company or any of its Subsidiaries, has been executed by the Company or any of its Subsidiaries or on behalf of the Company or any of its Subsidiaries, nor are any requests for such waivers or consents pending.

                           (g)        Except as set forth on Schedule 2.17 hereto, neither the Company nor any of its Subsidiaries has ever been a party to any Tax sharing or allocation agreement.

                           (h)        Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code as a result of the sale of the Shares pursuant to this Agreement.

                           (i)          The Purchaser has been supplied with true and complete copies of each Tax Return of the Company and the Subsidiaries, including each franchise or excise Tax Return based on income filed for the last three taxable years.

             Section 2.18     Governmental Authorizations and Regulations.

                           (a)         The business of the Company and its Subsidiaries is being conducted in compliance in all material respects with all applicable laws, ordinances, rules and regulations of all governmental authorities relating to its properties or applicable to their business.  Neither the Company nor any of its Subsidiaries has received any notice of any alleged violation of any of the foregoing.  Neither the Company nor any of its Subsidiaries nor any of their assets or properties, operations or businesses are subject to any court or administrative order, judgment, injunction or decree specific to the Company or any of the Subsidiaries.

                           (b)        Schedule 2.18 sets forth all licenses, permits, authorizations and certifications of governmental authorities and non-governmental self-regulatory or standard-setting authorities held by the Company or any Subsidiary which are material to the Company, any Subsidiary or their business (each a “Permit”).  The Company and each Subsidiary is in material compliance with all Permits, all of which are in full force and effect.  There are no other such licenses, permits, authorizations or certifications which are material to the Company, any Subsidiary or their business as currently conducted which the Company has not obtained and which, in good industry practice, the Company or any Subsidiary should hold for the conduct of its business.

             Section 2.19     Labor Matters.

                           (a)         Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements that pertain to any of their employees.  No employees of the Company or any of its Subsidiaries are represented by any labor organization.  No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Parent, the Seller, the Company or any Subsidiary, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the knowledge of the Parent, the Seller, the Company or any Subsidiary, threatened by any labor organization or group of employees of the Company or any of its Subsidiaries.  There are no (x) strikes, work stoppages, slowdowns, lockouts or arbitrations or (y) material grievances or other material labor disputes pending or, to the knowledge of the Parent, the Seller, the Company and the Subsidiaries of the Company, threatened against or involving the Company or any of its Subsidiaries.  There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Parent, the Seller, the Company or any Subsidiary, threatened against or involving the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries.  There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Parent, the Seller, the Company or any Subsidiary, threatened to be brought or filed with any governmental body based on, arising out of, in connection with, or otherwise relating to the employment by the Company or any of its Subsidiaries of any individual, including any claim for workers’ compensation.  Hours worked by and payments made to employees of the Company and its Subsidiaries have not been in violation of the federal Fair Labor Standards Act or any other law dealing with such matters.

                           (b)        The Company and each of its Subsidiaries have complied in all material respects with all laws, statutes, rules, regulations, orders, decrees and other governmental requirements relating to the hiring and retention of all employees, leased employees and independent contractors, including those relating to wages, hours, labor, employment and employment practices, terms and conditions of employment, equal employment opportunity, collective bargaining and the payment of social security and other employment taxes.

                           (c)         Schedule 2.19 sets forth a complete list of all employees of the Company and each Subsidiary, with annual compensation in excess of $70,000, showing date of hire, hourly rate or salary or other basis of compensation and other benefits accrued as of a recent date, and job function of salaried employees.

             Section 2.20     Insurance.  All policies of fire, liability, workers’ compensation and other forms of insurance providing insurance coverage to or for the Company and its Subsidiaries are listed on Schedule 2.20 hereto, together with the scheduled expiration date of such policies, and (i) the Company and each of its Subsidiaries are named insureds under all such policies, (ii) all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, (iii) no notice of cancellation or termination has been received with respect to any such policy, and (iv) such policies provide insurance in such amounts and against such risks as are customary for companies of similar size in the same business as the Company and its Subsidiaries.  All such policies are in full force and effect and will remain in full force and effect to the Closing Date.

             Section 2.21     Employee Benefit Plans.

                           (a)         Schedule 2.12 sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by the Company or any Subsidiary for the benefit of current or former employees or directors of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (collectively, the “Benefit Plans”).

                           (b)        With respect to each Benefit Plan, the Company and each Subsidiary has delivered to the Purchaser true and complete copies of:  (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material written employee communications by or on behalf of the Parent, the Seller, the Company or any Subsidiary (including all summary plan descriptions and material modifications thereto); (iii) the two most recent annual reports, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the Internal Revenue Service (the “Service”), if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

                           (c)         With respect to each Benefit Plan, except as set forth on Schedule 2.21:  (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable laws, regulations and rulings in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Company or any Subsidiary or any Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no material disputes nor any audits or investigations by any governmental authority are pending or, to the knowledge of Parent, Seller or the Company, threatened; (v) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Subsidiary may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment obligations have been recognized on the consolidated financial statements of the Company and each Subsidiary in accordance with generally accepted accounting principles in the United States, and, to the extent due, have been made on a timely basis, in all material respects; (vii) all nonforfeitable contributions or benefit payments made or required to be made under each Benefit Plan with respect to which a deduction is available meet the requirements for deductibility under the Code or will meet such requirements with the passage of time; (viii) there is nothing that would prevent the Company and each participating Subsidiary from amending, modifying or terminating such plan, or any portion of it, at any time without liability to itself; and (ix) no Benefit Plan requires the Company to continue to employ any employee or director.

                           (d)        No Benefit Plan is, or has ever been, subject to Title IV of ERISA.

                           (e)         With respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA:  no such plan provides medical or death benefits with respect to current or former employees or directors of the Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B(f) of the Code where applicable; (iii) no such plan is or is provided through a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; and (iv) no such plan has reserves, assets, surpluses or prepaid premiums in excess of the qualified asset account limits under Code Section 419A.

                           (f)         The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (except as specifically provided in the Ancillary Agreements) will not, solely as a result of the sale of the Shares and the resulting change of control of the Company, (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual.

             Section 2.22     Environmental Matters.  The ownership or use of the Company’s and each Subsidiary’s premises and assets, the occupancy and operation thereof, and the conduct of the Company’s and each Subsidiary’s operations and businesses are in material compliance with all applicable foreign, federal, state and local laws, ordinances, regulations, standards and requirements relating to pollution, environmental protection, hazardous substances and related matters.  To the knowledge of Parent, Seller and the Company, there is no material liability attaching to such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing.  For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any foreign, federal, state or local environmental law, ordinance or regulation.

             Section 2.23     Related Party Transactions.  Except as set forth on Schedule 2.23 hereto and except as contemplated by this Agreement and the Ancillary Agreements, there are no existing, and have not been since the Balance Sheet Date, any agreements individually or in the aggregate in an amount greater than $50,000 which are (i) between the Company or any of its Subsidiaries, (ii) between the Company or any of its Subsidiaries, on the one hand, and either (A) the Parent, Seller or an Affiliate, on the other hand, or (B) any officer or director of the Company, any Subsidiary, the Parent or the Seller.  For purposes of this section, agreements within each subpart (i), (ii)(A) or (ii)(B) are aggregated to determine whether the $50,000 threshold is met.

             Section 2.24     Bank Accounts.  Schedule 2.24 contains a true and compete list of (i) all banks, trust companies, savings and loan associations and brokerage firms with which the Company or any Subsidiary has an account or safe deposit box and (ii) the names of all persons authorized to draw thereon, to have access thereto or to authorize transactions therein.

             Section 2.25     Brokers’ or Finders’ Fees.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out directly with the Purchaser, without the intervention of any person on behalf of the Parent, the Seller, the Company or any Subsidiary in such manner as to give rise to any claim by any person against the Purchaser or the Company or any of its Subsidiaries for a finder’s fee, brokerage commission or similar payment.

             Section 2.26     Disclosure.  The representations and warranties contained in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
AS TO THE PARENT

             The Parent represents and warrants to the Purchaser that each of the statements contained in this Article III is true and correct and will be true and correct as of the Closing Date:

             Section 3.01     Organization and Corporate Power; Ownership of the Seller; Authorization of Agreements, Etc.

                           (a)         The Parent is a corporation duly organized and validly existing under the laws of the State of Oregon.  The Parent has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted and to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The Parent is the beneficial and record owner of all of the issued and outstanding shares of capital stock of the Seller.

                           (b)        The execution, delivery and performance of this Agreement by the Parent has been duly authorized by all requisite corporate action on the part of the Parent (including all requisite action of the Board of Directors and stockholders of the Parent).  Neither the execution and delivery by the Parent of this Agreement and the Ancillary Agreements to which it is a party nor the performance by the Parent of its obligations hereunder and thereunder will (A) violate (i) any provision of law or any governmental regulation or order of any court or other agency of government that is applicable to the Parent, (ii) the Articles of Incorporation or Bylaws of the Parent, (iii) any judgment, award or decree applicable to the Parent, or (iv) any provision of any note, indenture, agreement, lease or other instrument to which the Parent is a party, or by which the Parent or any of its properties or assets are bound or affected, or (B) conflict with, give rise to a right of acceleration or termination under, result in any payment or benefit becoming due thereunder, result in the increase of any payment or benefit due thereunder, result in a breach of or constitute (with due notice or lapse of time or both) a default under any note, indenture, agreement, lease or other instrument to which the Parent is a party, or (C) result in the creation or imposition of any Lien upon any of the properties or assets of the Parent.

             Section 3.02     Validity.  This Agreement has been duly executed and delivered by the Parent and constitutes, and each of the Ancillary Agreements to which the Parent is a party, when executed and delivered by the Parent as contemplated hereby, will constitute, the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with their respective terms.

             Section 3.03     Governmental Approvals.  No order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Parent is required for the execution, delivery and performance by the Parent of this Agreement or any Ancillary Agreement to which the Parent is a party, or is necessary in order to ensure the legality, validity, binding effect or enforceability against the Parent of this Agreement or any such Ancillary Agreement.

             Section 3.04     Litigation Relating to the Transactions Contemplated Hereby.  There are no actions, suits, proceedings or claims pending before any court, arbitrator or government agency against or affecting the Parent which might enjoin or prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

             The Purchaser represents and warrants to the Parent and the Seller that each of the statements contained in this Article IV is true and correct and will be true and correct as of the Closing Date:

             Section 4.01     Power and Authority.  The Purchaser has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder.

             Section 4.02     Authorization of Agreements, Etc.  The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all requisite action on the part of the Purchaser.  Neither the execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party nor the performance by the Purchaser of its obligations hereunder and thereunder will violate (i) any provision of law or any governmental regulation or order of any court or other agency of government that is applicable to the Purchaser, (ii) the Certificate of Formation of the Purchaser, (iii) any judgment, award or decree applicable to the Purchaser, or (iv) any provision of any note, indenture, agreement, lease or other instrument to which the Purchaser is a party, or by which the Purchaser or any of its properties or assets are bound or affected.

             Section 4.03     Validity.  This Agreement has been duly executed and delivered by the Purchaser and constitutes, and the Ancillary Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser as contemplated hereby, will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with their respective terms.

             Section 4.04     Governmental Approvals.  No order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Purchaser is required for the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement to which the Purchaser is a party, or is necessary in order to ensure the legality, validity, binding effect or enforceability against the Purchaser of this Agreement or any such Ancillary Agreement.

             Section 4.05     Litigation Relating to the Transactions Contemplated Hereby.  There are no actions, suits, proceedings or claims pending before any court, arbitrator or government agency against or affecting the Purchaser that might enjoin or prevent the consummation of the transactions contemplated by this Agreement.

             Section 4.06     Brokers’ or Finders’ Fees.  All negotiations relative to this Agreement and the transactions contemplated hereby and thereby have been carried out by the Purchaser and its stockholders directly with the Parent and the Seller, without the intervention of any person on behalf of the Purchaser in such manner as to give rise to any claim by any person against the Parent or the Seller for a finder’s fee, brokerage commission or similar payment.

             Section 4.07     Purchase for Investment; Related Party.  Purchaser is an accredited investor within the meaning of Rule 501 issued under the Securities Act of 1933, as amended.  Purchaser will acquire the Shares for its own account for the purpose of investment, it being understood that the right to dispose of the Shares shall be within the discretion of Purchaser.  Purchaser shall not transfer or otherwise dispose of any of the Shares, or any interest therein, in any manner as to cause the Parent or the Seller or any affiliate thereof to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable states securities or blue sky laws.  Mr. Scott Steele is a principal of Parthenon Capital, LLC and will be so at Closing.

ARTICLE V
COVENANTS

             Section 5.01     Certain Covenants of the Parent and the Seller.

                           (a)         Except as otherwise agreed to in writing by the Purchaser, at all times between the date hereof and the Closing Date, the Parent and the Seller agree that they shall cause the Company and its Subsidiaries to:

                           (i)          operate the Company’s and its Subsidiaries’ business only in the usual, regular and ordinary manner and on a basis consistent with past practice, and use commercially reasonable efforts to preserve the Company’s and its Subsidiaries’ current business organization, keep available the services of the officers and employees of the Company and its Subsidiaries and preserve the Company’s and its Subsidiaries’ present relationships with their customers and all other persons having business dealings with the Company and its Subsidiaries;

                           (ii)         maintain the Company’s and its Subsidiaries’ assets and properties in good repair, order and condition, reasonable wear and tear excepted;

                           (iii)        maintain the Company’s and its Subsidiaries’ books of account and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and to use commercially reasonable efforts to comply with all laws applicable to the Company and/or its Subsidiaries and perform all the Company’s and its Subsidiaries’ contractual obligations without default;

                           (iv)       not change the character of the Company’s and its Subsidiaries’ businesses in any manner (including their corporate or limited liability existence); and

                           (v)        not, with respect to the Company and/or its Subsidiaries:

                           (A)       incur any obligation, debt or liability of any kind or nature whatsoever (whether fixed, absolute, accrued, contingent, secured or unsecured, known or unknown or otherwise, and whether due or to become due), except trade payables and/or other business obligations (other than guarantees, obligations in respect of letters of credit or debt for borrowed money) incurred in the ordinary course of business and consistent with past practice;

                           (B)        discharge or satisfy any Lien or pay any obligation, debt or liability of any kind or nature whatsoever (whether fixed, absolute, accrued, contingent, secured or unsecured, known or unknown or otherwise, and whether due or to become due), other than payments of obligations, debts or liabilities (other than guarantees, obligations in respect of letters of credit or debt for borrowed money) in the ordinary course and consistent with past practice;

                           (C)        mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the assets or properties of the Company and/or its Subsidiaries;

                           (D)        other than Permitted Cash Distributions (as defined below), transfer, lease or otherwise dispose of any of its assets or properties except to persons other than Related Parties for fair consideration in the ordinary course of business and consistent with past practice or, except for fair consideration in the ordinary course of business and consistent with past practice and from persons other than Related Parties, acquire any assets or properties;

                           (E)        other than Permitted Cash Distributions, declare, set aside or pay any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its capital stock or split, combine or otherwise similarly change its capital stock or authorize the creation or issuance of or issue or sell any capital stock or any securities or obligations convertible into or exchangeable therefor, or give any person any right to acquire any capital stock from the Company or any of its Subsidiaries, or agree to take any such action;

                           (F)        make any loan or investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any other partnership, corporation or other entity;

                           (G)        cancel or compromise any debt or claim, except, with respect to debts of or claims against persons other than Related Parties, in the ordinary course of business and consistent with past practice;

                           (H)        waive or release any rights of material value, including, or surrender or cause to be revoked or otherwise terminated any license,  approval, authorization or consent from any court, administrative agency or other governmental authority;

                           (I)         other than in the case of one employee as disclosed verbally to Purchaser, make or grant any wage, salary or benefit increase or bonus payment applicable to any group or classification of employees generally, enter into or amend the terms of any employment contract with, or make any loan to, or grant any severance benefits to, or enter into or amend the terms of any transaction of any other nature with, any Related Party;

                           (J)         enter into any other transaction, contract or commitment, except in the ordinary course and consistent with past practice;

                           (K)        except for modifications to contracts with persons who are not Related Parties made in the ordinary course and consistent with past practice, amend or modify in any way adverse to the interests of the Company or any of its Subsidiaries any contract or amend or modify in any way the Certificate or Articles of Incorporation or Bylaws or comparable governing documents of the Company or any of its Subsidiaries; or

                           (L)        take any other action which could reasonably be expected to have a Material Adverse Effect.

                           (b)        Between the date of this Agreement and the Closing Date, the Parent and the Seller shall afford, and shall cause the Company and its Subsidiaries to afford, the representatives of the Purchaser reasonable access during normal business hours to the offices, facilities, books and records of the Company and its Subsidiaries and the opportunity to discuss the affairs of the Company and its Subsidiaries with officers, employees, accountants, customers, suppliers and landlords of the Company and its Subsidiaries familiar therewith.

                           (c)         Between the date hereof and the Closing Date, Parent and the Seller (x) shall not permit the Company and its Subsidiaries to enter into any transaction or make any agreement or commitment, or permit any event to occur, which would result in any of the representations, warranties or covenants of the Parent or the Seller contained in Articles II and III of this Agreement not being true and correct in any material respect at and as of the time immediately after the occurrence of such transaction or event and (y) shall use commercially reasonable efforts to promptly apply for and cause the Company and its Subsidiaries to promptly apply for and seek to obtain all authorizations, consents, waivers and approvals required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements, and to seek the fairness opinion referred to in Article VI.

             Section 5.02     Books and Records.  Parent and the Seller shall cause the Company to deliver to the Purchaser or shall cause to be held at the principal office or other office of the Company where such principal records are normally kept, all books and records used in the operation of the business of the Company and its Subsidiaries and all files, documents, papers, agreements, books of account and other records pertaining to the business of the Company and its Subsidiaries, to the extent that such books, records, files and other materials are not theretofore located at the office of the Company.  Notwithstanding the foregoing, the Purchaser waives, and shall cause the Company and its Subsidiaries to waive, any and all rights with respect to any of the following, which the Purchaser agrees will belong to the Seller and its Parent:  (a) all of the books, files, documents and records of attorneys or accountants relating to their respective representations of the Seller or the Parent in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement; and (b) the Company’s tax returns, tax and financial records and reports, and other documents that Company is required by law to retain, or that will be necessary or advisable for the Parent or the Seller to retain, in their reasonable discretion, for tax or related purposes, provided that the Company shall be given a copy of all such returns, records and reports.

             Section 5.03     Certain Tax Matters.

                           (a)         Transfer Taxes.  All stamp, documentary, transfer, real property gains, sales, use and other such Taxes and fees (including any penalties and interest) imposed upon or incurred by any of the parties hereto in connection with the transfer of the Shares to the Purchaser under this Agreement, and any legal and other expenses relating thereto, shall be borne by the Purchaser.  The Seller and the Purchaser shall, each at their own expense, prepare and file all necessary Tax Returns and other documents with respect to all such stamp, documentary, transfer, real property gains, sales, use and other such Taxes and fees.

                           (b)        The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date (other than income or similar Tax Returns with respect to periods for which a consolidated, unitary or combined Income Tax Return of the Seller will include the operations of the Company and its Subsidiaries, in which case the Seller shall prepare or cause to be prepared and file or cause to be filed all such Tax Returns for the Company and its Subsidiaries).  The Purchaser shall permit the Parent and the Seller to review and comment on each such Tax Return prepared by or at the direction of the Purchaser described in the preceding sentence prior to filing and shall make such revisions to such Income Tax Returns as are reasonably requested by the Parent and the Seller.  The Parent and the Seller shall be liable for and shall indemnify the Purchaser against all Taxes of the Company and its Subsidiaries with respect to any period ending on or before the Closing Date, in all such cases within fifteen (15) days after payment by the Purchaser or the Company and its Subsidiaries of such Taxes.

                           (c)         The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date.  The Parent and the Seller shall be liable for and indemnify the Purchaser against, prior to the date on which Taxes are paid with respect to such periods, an amount equal to the portion of such Income Taxes which relates to the portion of such Taxable period ending on the Closing Date.  For purposes of this Section, in the case of any Taxes based on gross or net income that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.  For purposes of this Section, any transactions not in the ordinary course of business occurring on the Closing Date after the Purchaser’s purchase of the Shares shall be deemed to relate to the Taxable period beginning after the Closing Date.  Any Tax that is not based on gross or net income (such as real property or other ad valorem Taxes) for any Taxable period that begins before and ends after the Closing Date shall be allocated between the Purchaser and the Seller based on the relative numbers of days within such period that are (i) before or on the Closing Date, to be borne by the Seller, and (ii) after the Closing Date, to be borne by the Purchaser.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

                           (d)        From and after the Closing Date, the Parent and the Seller, on the one hand, and the Purchaser, the Company and its Subsidiaries, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such filing, audit, litigationor other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  Each party agrees to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

                           (e)         To the extent consistent with the regulations promulgated under Section 338(h)(10) of the Code, the Purchaser and the Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Purchaser’s purchase of the Company stock on the Purchaser’s federal income tax return to the extent permitted by Treas. Reg. § 1.1502-76(b)(1)(B).

                           (f)         No Election To Reattribute Losses.  Neither the Parent nor the Seller shall make, or seek to cause the Company or any of its Subsidiaries to make, any election under Treas. Reg. § 1.1502-20(g) that would have the effect of reattributing any portion of any net operating loss carryover or any net capital loss carryover from the Company or any of its Subsidiaries to the Parent or the Seller.

                           (g)        Tax Sharing Agreements.  Any Tax sharing agreement between or among the Company (and any Subsidiary) and any other person shall be terminated immediately before the Closing Date and shall have no further effect for any Taxable period.

                           (h)        Section 338(h)(10) Election.  At the request of the Purchaser, the Parent and the Seller will join with the Purchaser in making an election under Section 338(h)(10) of the Code and the regulations thereunder (and any corresponding elections under state, local or foreign law) with respect to the transactions contemplated hereby (collectively, a “Section 338(h)(10) Election”).  A request by Purchaser for a Section 338(h)(10) Election will be valid only if made within sixty (60) days of the Closing Date, in writing, to the Seller.  If Purchaser makes a request for a 338(h)(10) election, Purchaser will prepare and furnish to Seller a draft Form 8023 prepared in accordance with Section 338(h)(10) of the Code and regulations thereunder, no later than 60 days before the filing date for such Form 8023, for Seller’s review and comment.  Purchaser shall prepare the final Form 8023 and furnish it to Seller no later than 20 days before the filing date.  Purchaser shall not be required to make any payment to Seller with respect to Taxes attributable to the making of the Section 338(h)(10) Election.

             Section 5.04     Confidentiality.  Following the Closing, (i) the Parent, the Seller and the Affiliates shall not, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the transcription services business of Company or the Subsidiaries, including information of others relating thereto that the Company or the Subsidiaries has agreed to keep confidential and (ii) the Purchaser, the Company and the Subsidiaries shall not, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Electronic Medical Record (as defined below) business and the Internet Portal (as defined below) business of the Parent, the Seller or the Affiliates, including information of others relating thereto that the Parent, the Seller or the Affiliates has agreed to keep confidential, except, in each case, to the extent that such information shall have become public knowledge other than by breach of this Agreement by the party wishing to disclose, divulge or make use of such information, and except as necessary to file tax returns or other required reports with governmental agencies or as otherwise required by law. As used herein, “Electronic Medical Record” means the entire line of Logician software products and Medscape Mobile software products.  As used herein, “Internet Portal” means the current business of medscape.com solely to the extent that it provides accredited continuing medical education and peer reviewed medical publications to physicians and other health professionals.

             Section 5.05     Noncompetition; Nonsolicitation and Use of Trade Name.

                           (a) Noncompetition.  For a period of two years after the Closing Date, Parent, Seller and the Affiliates will not, directly or indirectly, or as a stockholder, partner, employee, consultant or other owner or participant in any Person, engage in the business of medical record transcription anywhere in the United States or anywhere the Company or any Subsidiary currently engages in this business, subject to the following limitations:

                           (1) the applicability of this covenant will terminate as to Parent, Seller, an Affiliate or a business division of Parent upon the closing of a transaction involving a sale of more than 50% of the outstanding securities or assets or merger of that entity or division to or with an unrelated party; and

                           (2) this covenant shall not apply with respect to (i) the ownership or acquisition by Parent, Seller or an Affiliate of up to ten percent of any Person which is engaged in the business described in the foregoing covenant; or (ii) the acquisition by Parent, Seller or an Affiliate of a majority of the stock or a majority of the assets of a Person that engages in the business described in the foregoing covenant, provided that the portion of the business of such Person that so competes does not exceed ten percent of the total business of the Person as of the date of acquisition.

                           (b) Nonsolicitation.  For a period of two years after Closing Date, the Parent, the Seller and the Affiliates will not, directly or indirectly, solicit or endeavor to entice away from the Company or any Subsidiary any person who is, or was within the one-year period prior thereto, an employee of the Company or any Subsidiary, subject to the following limitations:

                           (1) the foregoing nonsolicitation provision will not prevent Parent, Seller or any Affiliate from employing any such person who contacts Parent, Seller or an Affiliate on his or her own initiative without any direct or indirect solicitation by, or encouragement (not including a general solicitation of employment not specifically directed towards employees of the Company) from Parent, Seller or an Affiliate; and

                           (2)  the applicability of foregoing nonsolicitation provision will terminate as to Parent, Seller, an Affiliate or a business division of Parent upon the closing of a transaction involving a sale of more than 50% of the outstanding securities or assets or merger of that entity or division to or with an unrelated party.

                           (c)  Use of Trade Name.  For a period of one year after the Closing Date, Parent, Seller and the Affiliates will not and will not permit any of their affiliates (as such term is defined in Rule 405 under the Securities Act of 1933, as amended), to use the name “Medscape Transcription” or any name confusingly similar to such name, provided that this provision shall not limit the use of the name “Medscape” other than in connection with the term “Transcription” or any term confusingly similar thereto.

             Section 5.06     No Use of Names or Marks.

                           (a)         Agreement by Parent and Seller.  Following the Closing, the Parent, the Seller and the Affiliates shall not use (i) the corporate names of the Company or any Subsidiary as set forth on their respective charters, as amended, or (ii) the trademarks, service marks, trade dress, trade names, logos (in each case, whether registered or unregistered) of the Company or any Subsidiary listed on Schedule 2.11 or use the names of any of the Company’s or any Subsidiary’s employees, stockholders or members, in any press releases, advertising, promotional or sales literature without prior written consent from the Company in each case and, if applicable, from such employee, stockholder or member in each case.

                           (b)        Agreement by the Purchaser.  Following the Closing and except as provided in the Transition Services Agreement (as hereafter defined), the Purchaser and its Affiliates shall not use any trademarks, service marks, trade dress, trade names, logos and corporate names (in each case whether registered or unregistered) of Parent, Seller or any Affiliate or use the names of any of employee or stockholder of Parent, Seller or any Affiliate, in any press releases, advertising, promotional or sales literature without prior written consent from the Parent in each case and, if applicable, from such employee or stockholder in each case.

             Section 5.07     Injunctive Relief.  The Parent and the Seller on the one hand, and the Purchaser on the other hand, acknowledge that any breach or threatened breach of the provisions of Sections 5.04, 5.05 or 5.06 of this Agreement will cause irreparable injury to the other party for which an adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach, such other party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining such other party from committing such breach or threatened breach.

ARTICLE VI
CONDITIONS PRECEDENT

             Section 6.01     Conditions Precedent to the Obligations of the Purchaser.  The obligation of the Purchaser to consummate the purchase of the Shares contemplated by this Agreement are subject, at the option of the Purchaser, to the satisfaction at or prior to the Closing of each of the following conditions:

                           (a)         Accuracy of Representations and Warranties.  The representations and warranties of the Parent and the Seller contained in Articles II and III of this Agreement shall be true and correct in all material respects (except that the representations and warranties in Section 2.01(a), (d), (e) and (g) and in Section 2.04, and each other representation to the extent qualified by materiality, shall be true and correct in all respects) on and as of the Closing Date as though made at and as of that date (except for those representations and warranties that specifically relate to an earlier date, which shall be as though made at and as of such earlier date), and the Parent and the Seller shall have each so certified to the Purchaser in writing.

                           (b)        Compliance with Covenants.  The Parent and the Seller shall have each performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing, and the Parent and the Seller shall have each so certified to the Purchaser in writing.

                           (c)         No Material Adverse Change.  Since June 30, 2001, there shall not have occurred any event which could reasonably be expected to have a Material Adverse Effect, and the Parent and the Seller shall have each so certified to the Purchaser in writing.

                           (d)        Legal Actions or Proceedings.  No legal action or proceeding shall have been instituted by any party or threatened in writing by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise materially affect the consummation of the transactions contemplated hereby or which could, whether or not adversely decided, adversely affect the operation of the business of the Company and its Subsidiaries after the Closing.

                           (e)         Licenses, Consents, etc. Received.  The Parent and the Seller shall have obtained and delivered to the Purchaser copies of all consents, licenses, approvals and permits of other parties required to be obtained for the transactions contemplated hereby as to which the failure to obtain the same could reasonably be expected to have a Material Adverse Effect or interfere with the Company’s right or ability to consummate such transactions, or the Company’s and its Subsidiaries’ ability to carry on any of their businesses, as now conducted, after the Closing, and no such consent, license, approval or permit shall have been withdrawn or suspended.

                           (f)         Management Arrangements.  The Company shall have entered into employment, stockholder and other agreements with Dr. Richard Rehm with respect to his continued employment by the Company, his agreement not to compete with the Company or any Subsidiary, and his economic interests in the Company in a form reasonably required by the Purchaser.

                           (g)        Stock Certificates.  The Purchaser shall have received certificates from the Seller evidencing the Shares duly endorsed for transfer and free and clear of all liens, claims, encumbrances and restrictions.

                           (h)        Certificates; Documents.  The Purchaser shall have received copies of the following for each of the Seller and the Company certified by its Secretary to the Purchaser’s satisfaction:  (i) its Certificate of Incorporation, certified by the Secretary of State of Delaware; (ii) a certificate of the Secretary of State of Delaware as to its legal existence and good standing; (iii) its bylaws; and (iv) votes adopted by its stockholders if necessary and resolutions adopted by its directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby.  The Purchaser shall have also received each Subsidiary’s organizational documents, certified by the appropriate governmental authority, a certificate as to each Subsidiary’s legal existence and good standing certified by the appropriate governmental authority and each Subsidiary’s bylaws.  The Purchaser shall also have received such other certificates, documents and materials as it shall reasonably request.

                           (i)          Escrow Agreement.  The Seller and the escrow agent, Boston Safe Deposit and Trust (the “Escrow Agent”), shall have entered into an Escrow Agreement (the “Escrow Agreement”), in substantially the form attached hereto as Exhibit 6.01(i).

                           (j)          Transition Services Agreement.  The Parent and the Seller shall have entered into a Transition Services Agreement (the “Transition Services Agreement”) , in substantially the form attached hereto as Exhibit 6.01(j).

                           (k)         Opinion of Counsel to the Company and the Sellers.  The Purchaser shall have received an opinion of Stoel Rives LLP, counsel to the Parent, the Seller and the Company, dated as of the date of the Closing, to the effect set forth in Exhibit 6.01(k).

                           (l)          Certificates of Officers of the Parent and Seller.  The Purchaser shall have received a certificate from an officer of each of the Parent and the Seller, dated as of the date of the Closing, to the effect of the second sentence of Section 2.02(b).

                           (m)        Leases.  The real property leases (the “Leases”) with Highwoods/Tennessee Holdings, L.P. and Weeks Realty, L.P., as landlords for premises located at 5301 Virginia Way, Suite 250, Brentwood, TN and Airpark Business Center XIV, 5259 Harding Place, Nashville, TN, shall be assigned to and assumed by the Parent, and, to the extent reasonably practicable, the Company and the Subsidiaries shall be released therefrom by the landlords, in a form satisfactory to the Purchaser.

                           (n)        Actions and Proceedings.  Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for the Purchaser.

                           (o)        Due Diligence.  The Purchaser shall be satisfied with the scope and results of its investigation and due diligence review of the Company, the Subsidiaries and their assets, affairs, condition (financial and otherwise), businesses and prospects.

             Section 6.02     Conditions Precedent to the Obligations of the Seller.  The obligation of the Seller to consummate the sale and transfer of the Shares contemplated by this Agreement is subject, at the option of the Seller, to the satisfaction at or prior to the Closing of each of the following conditions:

                           (a)         Accuracy of Representations and Warranties.  The representations and warranties of the Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of that date (except for those representations and warranties that specifically relate to an earlier date, which shall be true and correct in all material respects as of such earlier date) and the Purchaser shall have so certified to the Parent and the Seller in writing.

                           (b)        Compliance with Covenants.  The Purchaser shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing, and the Purchaser shall have so certified to the Parent and the Seller in writing.

                           (c)         Legal Actions or Proceedings.  No legal action or proceeding shall have been instituted by any party or threatened in writing by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise materially affect the consummation of the transactions contemplated hereby.

                           (d)        Purchase Price.  The Purchaser shall have paid the Purchase Price.

                           (e)         Certificates; Documents.  The Parent and the Seller shall have received such certificates, documents and materials as they shall reasonably request.

                           (f)         Escrow Agreement.  The Purchaser and the Escrow Agent shall have entered into the Escrow Agreement.

                           (g)        Transition Services Agreement. The Purchaser shall have entered into the Transition Services Agreement.

                           (h)        Actions and Proceedings.  Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for the Parent and the Seller.

             Section 6.03     Condition Precedent to the Obligations of the Seller and the Purchaser.  The obligation of the Seller and the Purchaser to consummate the sale and transfer of the Shares contemplated by this Agreement is subject to the condition that the Parent shall have received an opinion addressed to its Board of Directors that the consideration to be received by the Parent from the Purchaser in connection with the transaction is fair as to the Parent from a financial point of view.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

             Section 7.01     Survival.  The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation made by the Purchaser, the Seller or the Parent.  No action for a breach of the representations and warranties contained herein, or any covenant contained herein to be performed prior to the Closing Date, shall be brought more than one year following the Closing Date, except for (a) claims arising out of the representations and warranties contained in Sections 2.01(d), 2.01(g) (Capitalization of the Subsidiaries), 2.04 (Capitalization of the Company), 2.12(c) (Indebtedness), 2.17 (Taxes) and 2.23 (Related Party Transactions) and the covenants contained in Article V (except Section 5.01) (collectively, the “Specified Representations and Covenants”), which shall not be brought after the expiration of the applicable statute of limitations, (b) claims of which the Seller has been notified with reasonable specificity by the Purchaser, or claims of which the Purchaser has been notified with reasonable specificity by the Seller, within such one-year period and (c) claims arising out of fraud by Parent or Seller.

             Section 7.02     Limits on Claims.  If the Closing occurs, the Purchaser shall not be entitled to recover any damages for a breach of the representations and warranties contained in Article 2 or for the breach of any covenant to be performed prior to the Closing unless and until the Purchaser’s aggregate claims therefor exceed $50,000, at which time the Purchaser shall be entitled to receive damages for all claims in excess of the $50,000 threshold.  In addition, the aggregate recovery of Purchaser for all claims under this Agreement shall not exceed $3,000,000, other than claims arising out of breach of the Specified Representations and Covenants and in respect of claims arising out of fraud by Parent or Seller.  In the case of a breach of a Specified Representation and Covenant, the aggregate liability of Parent and Seller to Purchaser, together with any liability for breach of any other of the representations, warranties and covenants of Parent and Seller under this Agreement shall not exceed the Purchase Price, except for any breach of representation or warranty or obligation under any covenant concerning Taxes for which there shall be no limit.  In addition, Parent and Seller shall not have any liability for damages resulting from a breach of a representation or warranty if both (i) Parthenon Capital, LLC or any of the owners, members, managers or principals of Parthenon Capital, LLC (which in any event shall include Mr. Scott Steele) had actual knowledge of the breach or inaccuracy of the representation or warranty on or prior to the Closing Date and (ii) none of the Seller, the Parent or the Company had actual knowledge of such breach or inaccuracy on or prior to the Closing Date.

             Section 7.03     Indemnification by the Company and the Sellers.  Subject to any applicable limitations set forth in Sections 7.01 and 7.02, the Parent, the Seller and the Company hereby jointly and severally indemnify and hold the Purchaser harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses of any nature (including reasonable attorneys fees) (“Damages”) arising out of or relating to (a) any breach of the representations, warranties, covenants or agreements of the Parent or the Seller set forth herein, (b) the failure of any portion of the Closing Debt to be paid or otherwise satisfied at Closing, (c) the failure of the Company and the Subsidiaries to have at least $1,723,000 of net working capital (defined as the excess of current assets over current liabilities, without giving effect to the transactions at or related to the Closing, any capital infusion by the Purchaser or any write-up of assets), determined as of immediately prior to Closing in accordance with GAAP, (d) the Leases or (e) a breach of fiduciary duty with respect to the Network Health Services, Inc. 401(k) Profit Sharing Plan occurring before the Closing Date.  After the Closing, all indemnification obligations will be the responsibility of the Parent and the Seller, and the Company shall have no liability for any breach of representations, warranties or covenants.

             Section 7.04     Indemnification by the Purchaser.  The Purchaser hereby indemnifies and holds Parent and the Seller harmless from and against all Damages arising out of or relating to any breach of the representations, warranties, covenants or agreements of the Purchaser set forth herein.

             Section 7.05     Indemnification Procedure.

                           (a)         Third Party Claims.

                           (i)          Each indemnified party shall, with reasonable promptness after obtaining knowledge thereof, provide any indemnifying party against whom a claim for indemnification is to be made under this Article VII with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article VII (collectively, “Third Party Claims”), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

                           (ii)         Each indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article VII and, if so, whether the indemnifying party elects, jointly with any other indemnifying party notified under this Section to undertake, conduct and control, through counsel of its choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably) and at its or their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

                           (iii)        If within 15 days after its receipt of the claim notice an indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall cooperate reasonably with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim.  The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld.  So long as an indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim.  Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

                           (iv)       If an indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if an indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party’s settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.

                           (v)        A party’s failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

                           (b)        Non-Third Party Claims.

                           (i)          Each indemnified party shall, with reasonable promptness, deliver to any indemnifying party against whom a claim for indemnification is to be made under this Article VII written notice of all claims for indemnification under this Article VII, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

                           (ii)         Each indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice.  If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

                           (iii)        A party’s failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

ARTICLE VIII
TERMINATION OF AGREEMENT

             Section 8.01     Termination of Agreement Prior to Closing.  This Agreement may be terminated and the sale and transfer of the Shares contemplated hereby may be abandoned at any time prior to the Closing:

                           (a)         by the mutual written consent of the Parent, the Seller and the Purchaser;

                           (b)        by either (A) the Purchaser if there shall have been a material breach of any of the representations, warranties, covenants or agreements of the Parent and/or the Seller contained in this Agreement or (B) the Parent and the Seller if there shall have been a material breach of any of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement, in either case, only if (x) such breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.01 (in the case of a breach by the Parent and/or the Seller) or Section 6.02 (in the case of a breach by the Purchaser) and (y) such breach (1) by its nature is not capable of being cured or (2) shall not have been cured within 15 days after written notice thereof shall have been given by the terminating parties to the party or parties alleged to be in breach; or

                           (c)         by either the Purchaser, on the one hand, or the Parent and the Seller, on the other hand, if the Closing shall not have occurred prior to the close of business on August 31, 2001, provided that (A) the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Purchaser if any breach of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement then exists and (B) the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Parent and the Seller if any breach of the representations, warranties, covenants or agreements of the Parent and/or the Seller contained in this Agreement then exists.

             Section 8.02     Method and Effect of Termination.

                           (a)         Any party desiring to terminate this Agreement pursuant to Section 8.01 shall give notice to each of the other parties hereto in accordance with Section 9.03.

                           (b)        In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement, except for the provisions of this Article VIII and Article IX, shall become void and have no further effect, with no liability on the part of any party hereto or its partners, directors, officers or stockholders, provided that nothing in this Section 8.02 or in that certain Non-Solicitation Agreement dated as of June 26, 2001 by and between Parthenon Capital and the Parent (the “Non-Solicitation Agreement”) shall relieve any party of liability under this Agreement for a breach of any provision hereof occurring prior to such termination, and provided further that nothing herein shall relieve any party for any willful breach of this Agreement.

ARTICLE IX
MISCELLANEOUS

             Section 9.01     Expenses, Etc.  All costs and expenses, including fees and disbursements of counsel, advisors, accountants and consultants, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the closing of the transactions contemplated hereby and thereby (collectively, “Expenses”) shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated (except as provided in the Non-Solicitation Agreement), provided, however, that all Expenses incurred by the Company shall be borne by the Parent and the Seller.  In the event of a termination of this Agreement pursuant to Section 8.01, the obligation of each party to pay its own Expenses shall be subject to any rights that such party may have arising out of a breach of this Agreement by any other party or parties hereto.

             Section 9.02     Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             Section 9.03     Notices.  All notices, requests, instructions and other documents that are required to be or may be given or delivered pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered by hand or national overnight courier service, transmitted by facsimile (confirmed by another method of delivery permitted hereunder) or mailed by registered or certified mail, postage prepaid, as follows:

if to either the Parent or the Seller, to it at:

224 West 30th Street
New York, NY 10001
Attention: Mark Boulding, General Counsel
Facsimile: (212) 760-3222
With an electronic copy to: legal@medscapeinc.com

with a copy to:

Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, OR 97204-1268
Attention: John Schweitzer, Esq.
Facsimile: (503) 220-2480
With an electronic copy to: jmschweitzer@stoel.com

if to the Purchaser to it at:

TEM Holdings, LLC
c/o Parthenon Capital, Inc.
200 State Street
Boston, MA 02109
Attention: Scott Steele
Facsimile: (617) 478-7010
With an electronic copy to: scotts@parthenoncapital.com

with a copy to:

Choate, Hall & Stewart
Exchange Place
53 State Street
Boston, MA 02109
Attention: Stephen M. L. Cohen, Esq.
Facsimile: (617) 248-4000
With an electronic copy to: scohen@choate.com

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.  Such notices, requests, instructions and other documents shall be deemed given or delivered (i) five business days following sending by registered or certified mail, postage prepaid, (ii) one business day following sending by national overnight courier service, (iii) when sent, if sent by facsimile (but only if such facsimile is promptly confirmed by such other method of delivery) or (iv) when delivered, if delivered by hand.

             Section 9.04     Waivers.  The Parent and the Seller, on the one hand, and the Purchaser, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of the Parent and the Seller, on the one hand, and the Purchaser, on the other hand, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by the Parent and the Seller, on the one hand, and the Purchaser, on the other hand, of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

             Section 9.05     Amendments, Supplements, Etc.  At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate the consummation of any of the transactions contemplated hereby.  Any such instrument must be in writing and signed by the Parent, the Seller and the Purchaser.

             Section 9.06     Entire Agreement.  This Agreement, its exhibits and schedules, and the Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof, except for the Non-Solicitation Agreement.  The Holding Period (as defined in the Non-Solicitation Agreement) shall extend to the later of (i) the Holding Period as defined in the Non-Solicitation Agreement and (ii) the termination of this Agreement.

             Section 9.07     Applicable Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principals thereof.

             Section 9.08     Further Assurances.  The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents and (iii) to do or cause to be done such other acts and things, all as the other parties hereto may from time to time reasonably request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements.

             Section 9.09     Interpretation.

                           (a)         As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article”, “Section” and “Schedule” references are to the articles, sections and schedules of this Agreement unless otherwise specified.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.  References to a person are also to its successors and permitted assigns.

                           (b)        The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

             Section 9.10     Binding Effect; Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

             Section 9.11     Assignability.  Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

             Section 9.12     Release.  Effective as of the Closing, the Parent, the Seller and the Affiliates each release the Company and the Subsidiaries, from any and all claims, liabilities, obligations, damages, expenses and other amounts of every kind or description arising or existing prior to the Closing Date, except that this release shall not apply as specifically set forth herein.  In addition, effective as of the Closing, Parent, Seller and the Affiliates each release the officers, directors and employees of the Company and the Subsidiaries from obligations to or agreements with Parent, Seller or the Affiliates that, if enforced, would materially interfere with such individual’s ability to conduct the business of the Company and the Subsidiaries after Closing.

             Section 9.13     Schedules.  Disclosure by Parent, Seller or the Company of any fact or item in any schedule hereto shall be deemed to have been disclosed in any other schedule hereto made by Parent, Seller or the Company, provided that disclosure of such fact or item on such schedule contains fair disclosure of the facts that would otherwise be required to be disclosed in such other schedule.  In the view of the Parent and the Seller, matters reflected in the schedules hereto are not necessarily limited to matters required by this Agreement to be disclosed.  Such additional matters are provided for information purposes only.

             Section 9.14     Assignment of Certain Employment Contracts.  The parties acknowledge that certain employees of the Company or the Subsidiaries inadvertently entered into employment agreements with the Parent or the Seller rather than the Company or a Subsidiary.  Effective as of the Closing, the Parent and the Seller will be deemed to have assigned to the Company all of their rights under the employment agreements between the Parent or the Seller and any employee of the Company or any Subsidiary, including without limitation all rights which may have arisen at any time under any assignment of invention or similar provisions contained in such agreements.

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             IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

THE PARENT:

MEDICALOGIC/MEDSCAPE, INC.

By

Name:
Title:

THE SELLER:

MEDSCAPE ENTERPRISES, INC.

By

Name:
Title:

THE PURCHASER:

TEM HOLDINGS, LLC

By

Name:
Title: